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                                   ASSIGNMENT

THIS ASSIGNMENT is made on 12 December 2002

BETWEEN:

(1) CALEDONIA INDUSTRIAL AND SERVICES LIMITED whose registered office is at Cayzer House, 30 Buckingham Gate, London, SW1E 6NN (the Assignor); and

(2) CALEDONIA INVESTMENTS PLC whose registered office is at Cayzer House, 30 Buckingham Gate, London, SW1E 6NN (the Assignee).

WHEREAS:

(A) On 12 December 1996 the Assignor and Offshore Logistics Inc. (Offshore Logistics) (among others) entered into a master agreement (the Master Agreement).

(B) On 19 December 1995 the Assignor and Offshore Logistics Inc entered into a supplemental agreement to the Master Agreement (the Contract).

(C) Pursuant to an agreement dated 4 December 2002 between Assignor and Assignee (the Sale and Purchase Agreement), the Assignor sold its entire holding of Securities (as such term is defined in the Sale and Purchase Agreement) to the Assignee.

(D)      This Assignment is entered into pursuant to the Sale and Purchase
         Agreement.

IT IS AGREED:

1. The Assignor hereby assigns and transfers to the Assignee the benefit of all the Assignor's right, title, benefit and interest to, in and under the Contract TO HOLD the same unto the Assignee absolutely, free and clear of all mortgages, charges, pledges, liens, trusts, claims and other interests.

2. The Assignor shall promptly give Offshore Logistics written notice of this Assignment in the form set out in Schedule 1.

3. The Assignor agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) all such further documents as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Assignment, and as the Assignee may, from time to time, reasonably request for the purpose of implementing this Assignment.

4. This Assignment may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

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5.       A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act of 1999 to enforce any of its terms.

6. This Assignment and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.



IN WITNESS WHEREOF this Assignment has been executed on the date written above.